Exhibit 4.1(c)

AUTHENTICATING AGENT AGREEMENT

AMONG

DEUTSCHE BANK AKTIENGESELLSCHAFT

AND

LAW DEBENTURE TRUST COMPANY OF NEW YORK

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

Dated as of May 1, 2014

THIS AUTHENTICATING AGENT AGREEMENT, dated as of May 1, 2014 (the “Agreement”) among DEUTSCHE BANK AKTIENGESELLSCHAFT (the “Issuer”), LAW DEBENTURE TRUST COMPANY OF NEW YORK, as trustee (the “Trustee”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”).

W I T N E S S E T H :

WHEREAS, the Issuer issues from time to time its unsecured debentures, notes or other evidences of indebtedness in one or more series (the “Securities”) pursuant to the Senior Indenture dated as of November 22, 2006 among the Issuer, the Trustee and DBTCA, acting as Paying Agent, Issuing Agent and Registrar (as amended and supplemented from time to time, the “Indenture”);

WHEREAS, pursuant to the Indenture, the Issuer has appointed the Trustee to act in that capacity with respect to any Securities of the Issuer that are issued from time to time under the Indenture, and the Trustee has acknowledged and accepted such appointment, and agreed to act for all purposes as Trustee with respect to the Securities, according to the terms of the Indenture;

WHEREAS, Section 6.13 of the Indenture provides that the Trustee may, by an instrument in writing, appoint with the approval of the Issuer an Authenticating Agent which shall be authorized to act on behalf of the Trustee to authenticate Securities issued under the Indenture, including Securities issued upon exchange, registration of transfer, partial redemption or pursuant to Section 2.09 of the Indenture;

WHEREAS, pursuant to, and in accordance with, Section 6.13 of the Indenture, the Trustee desires to appoint DBTCA as the Authenticating Agent with respect to the Securities and the Issuer desires to acknowledge and approve such appointment;

NOW, THEREFORE:

In consideration of the premises, the Issuer, the Trustee and DBTCA mutually covenant and agree as follows:

1.	Definitions

1.1	All capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in the Indenture.

2.	Appointment

2.1	The Trustee hereby appoints DBTCA as the Authenticating Agent with respect to the Securities and DBTCA hereby accepts such appointment upon the terms and conditions set forth herein.

3.	Authenticating Agent

3.1	All references in the Indenture to rights, powers, protections, duties and/or responsibilities of the Authenticating Agent shall, with respect to the Securities, be deemed to be rights, powers, protections, duties and/or responsibilities of DBTCA in its capacity as the Authenticating Agent for the Securities.

3.2	DBTCA hereby represents and warrants that it is, and at all times during which this Agreement is in effect shall be, a corporation organized and doing business under the laws of the United States of America or of any State, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $5,000,000 (determined as provided in Section 6.09 of the Indenture with respect to the Trustee) and subject to supervision or examination by Federal or State authority.

3.3	In performing its functions and duties as the Authenticating Agent, DBTCA shall be afforded all of the rights, protections, immunities and indemnities afforded to the Trustee, insofar as such rights, protections, immunities and indemnities relate to the Trustee’s functions and duties as an Authenticating Agent under the Indenture.

4.	Delivery of Documents

4.1	Any obligation of the Issuer under the Indenture to deliver to the Trustee, acting in its capacity as Authenticating Agent, any Board Resolution, Issuer Order, Officer’s Certificate, Opinion of Counsel or any other document in connection with any duty or responsibility of the Trustee, acting in its capacity as Authenticating Agent, shall be fulfilled by delivery of any such document to DBTCA, with a copy to the Trustee.

4.2	DBTCA shall be entitled to rely on each Board Resolution, Issuer Order, Officer’s Certificate or Opinion of Counsel delivered to the Trustee in connection with any duty or responsibility of the Trustee, acting in its capacity as Authenticating Agent, pursuant to the Indenture and any other document received pursuant to Section 4.1 above.

5.	Governing Law

5.1	This Agreement shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

6.	Miscellaneous

6.1	This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

6.2	The headings herein are for convenience only and shall not otherwise affect the meaning or construction of any provision hereof.

6.3	Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the parties hereto.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be duly executed, all as of May 1, 2014.

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ Chen Yee Tok
	Name:	Chen Yee Tok
	Title:	Vice President

By:	/s/ David W. Petrie
	Name:	David W. Petrie
	Title:	Director

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Thomas Musarra
	Name:	Thomas Musarra
	Title:	Senior Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY on behalf of DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Chris Niesz
	Name:	Chris Niesz
	Title:	Assistant Vice President

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